Exhibit 99.1

NEWS RELEASE

GP Strategies Reports Record Second Quarter 2014 Financial Results

Columbia, MD. July 31, 2014. Global performance improvement solutions provider GP Strategies Corporation (NYSE: GPX) today reported financial results for the quarter ended June 30, 2014.
Second Quarter 2014 Highlights:

•	Revenue of $134.9 million for second quarter of 2014 compared to $104.9 million for second quarter of 2013, up 29%

•	Operating income of $13.8 million for second quarter of 2014 compared to $8.6 million for second quarter of 2013, up 61%

•	Diluted earnings per share of $0.42 for second quarter of 2014 compared to $0.27 per share for second quarter of 2013

•	EBITDA of $16.4 million, or 12% of revenue, for second quarter of 2014 compared to $10.6 million, or 10% of revenue, for second quarter of 2013

The Company’s revenue increased $30.0 million or 28.6% during the second quarter of 2014 compared to the second quarter of 2013. The Company achieved organic revenue growth of 24% during the second quarter. All of the Company’s operating segments reported revenue growth for the quarter, with the largest increases achieved by the Learning Solutions and Energy Services segments. Gross profit increased 34.6% during the quarter to $24.8 million, or 18.4% of revenue, for the second quarter of 2014 from $18.4 million, or 17.5% of revenue, for the second quarter of 2013. SG&A expense increased $1.6 million or 16.0% during the second quarter of 2014 largely due to increased costs associated with the Company’s global expansion to support recent outsourcing contracts. Income before income tax expense was $13.8 million for the second quarter of 2014 compared to $8.6 million for the second quarter of 2013. Net income was $8.1 million, or $0.42 per share, for the second quarter of 2014 compared to $5.2 million, or $0.27 per share, for the second quarter of 2013.

“In the second quarter of 2014, GP Strategies achieved both record revenue and EBITDA,” commented Scott N. Greenberg, Chief Executive Officer of GP Strategies. “All of the Company’s segments showed organic revenue growth for the quarter. The Company achieved these record results while continuing to invest in building out its infrastructure to support its growing global business. We are pleased with the Company’s execution and progress.”

Balance Sheet and Cash Flow Highlights
As of June 30, 2014, the Company had cash and cash equivalents of $6.0 million compared to $5.6 million as of December 31, 2013. The Company had no long-term debt outstanding as of June 30, 2014 and had $17.8 million of short-term borrowings under its $50 million line of credit as of June

30, 2014. Cash used in operating activities was $1.9 million for the six months ended June 30, 2014 compared to $5.5 million of cash provided by operating activities for the same period in 2013. The decrease in cash from operations was largely due to an increase in accounts receivable and unbilled receivables during the first half of 2014 compared to the same period in 2013. In addition, the Company used $10.0 million during the second quarter of 2014 and $11.0 million during the six months ended June 30, 2014 to complete acquisitions and pay contingent consideration obligations related to previously completed acquisitions.

Investor Call
The Company has scheduled an investor conference call for 10:00 a.m. EDT on July 31, 2014. In addition to prepared remarks from management, there will be a question and answer session on the call. The dial-in numbers for the live conference call are 855-258-3671 or 804-681-3894, using conference ID number 21728636. A telephone replay of the call will also be available beginning at 12:00 p.m. on July 31st, until 12:00 p.m. on August 14th. To listen to the replay, dial 800-633-8284 or 402-977-9140, using conference ID number 21728636. A replay will also be available on GP Strategies’ website shortly after the conclusion of the call.

Presentation of Non-GAAP Information
This press release contains non-GAAP financial measures, including EBITDA (earnings before interest, income taxes, depreciation and amortization). The Company believes that EBITDA is useful to investors in evaluating the Company’s results. This measure should be considered in addition to, and not as a replacement for, or superior to, either net income, as an indicator of the Company’s operating performance, or cash flow, as a measure of the Company’s liquidity. In addition, because EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. For a reconciliation of EBITDA to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation – EBITDA, along with related footnotes, below.

About GP Strategies
GP Strategies Corporation (NYSE: GPX) is a global performance improvement solutions provider of training, eLearning solutions, management consulting and engineering services. GP Strategies’ solutions improve the effectiveness of organizations by delivering innovative and superior training, consulting and business improvement services, customized to meet the specific needs of its clients. Clients include Fortune 500 companies, manufacturing, process and energy industries, and other commercial and government customers. Additional information may be found at www.gpstrategies.com.

Forward-Looking Statements
We make statements in this press release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES FOLLOW

GP STRATEGIES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Quarters ended		Six months ended
	June 30,		June 30,

	2014	2013	2014	2013

Revenue	$134,918	$104,899	$252,798	$206,272
Cost of revenue	110,151	86,504	209,676	171,696
Gross profit	24,767	18,395	43,122	34,576
Selling, general and administrative expenses	11,462	9,880	23,051	18,969
Gain on change in fair value of contingent consideration, net	481	45	858	292
Operating income	13,786	8,560	20,929	15,899
Interest expense	77	66	282	166
Other income	68	93	257	322
Income before income tax expense	13,777	8,587	20,904	16,055
Income tax expense	5,664	3,340	8,474	5,883
Net income	$8,113	$5,247	$12,430	$10,172

Basic weighted average shares outstanding	19,144	19,082	19,142	19,071
Diluted weighted average shares outstanding	19,415	19,334	19,418	19,315
Per common share data:
Basic earnings per share	$0.42	$0.27	$0.65	$0.53
Diluted earnings per share	$0.42	$0.27	$0.64	$0.53

Other data:
EBITDA (1)	$16,397	$10,645	$26,137	$20,171

(1)
The term EBITDA (earnings before interest, income taxes, depreciation and amortization) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results. For a reconciliation of this non-GAAP financial measure to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation – EBITDA, along with related footnotes, below.

GP STRATEGIES CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION
(In thousands)
(Unaudited)

	Quarters ended		Six months ended
	June 30,		June 30,

	2014	2013	2014	2013
Revenue by segment:
Learning Solutions	$61,970	$45,185	$114,937	$87,919
Professional & Technical Services	18,789	17,048	38,699	35,063
Sandy Training & Marketing	20,223	20,134	34,481	35,132
Performance Readiness Solutions	14,130	12,954	27,139	28,454
Energy Services	19,806	9,578	37,542	19,704
Total revenue	$134,918	$104,899	$252,798	$206,272

Gross profit by segment:
Learning Solutions	$8,857	$8,198	$15,460	$15,369
Professional & Technical Services	3,320	3,281	7,434	5,965
Sandy Training & Marketing	3,298	2,936	5,208	4,862
Performance Readiness Solutions	2,322	1,512	4,055	3,490
Energy Services	6,970	2,468	10,965	4,890
Total gross profit	$24,767	$18,395	$43,122	$34,576

Operating income by segment:
Learning Solutions	$3,263	$3,554	$4,311	$6,766
Professional & Technical Services	1,640	1,747	4,001	2,805
Sandy Training & Marketing	1,604	1,193	2,181	1,822
Performance Readiness Solutions	1,098	316	1,599	895
Energy Services	5,700	1,705	7,979	3,319
Gain on change in fair value of contingent consideration, net	481	45	858	292
Total operating income	$13,786	$8,560	$20,929	$15,899

Supplemental Cash Flow Information:
Net cash provided by (used in) operating activities	$(2,638)	$163	$(1,917)	$5,479
Capital expenditures	(528)	(1,331)	(1,444)	(2,161)
Free cash flow	$(3,166)	$(1,168)	$(3,361)	$3,318

GP STRATEGIES CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliation – EBITDA (2)
(In thousands)
(Unaudited)

	Quarters ended		Six months ended
	June 30,		June 30,

	2014	2013	2014	2013
Net income	$8,113	$5,247	$12,430	$10,172
Interest expense	77	66	282	166
Income tax expense	5,664	3,340	8,474	5,883
Depreciation and amortization	2,543	1,992	4,951	3,950
EBITDA	$16,397	$10,645	$26,137	$20,171

(2)
Earnings before interest, income taxes, depreciation and amortization (EBITDA) is a widely used non-GAAP financial measure of operating performance. It is presented as supplemental information that the Company believes is useful to investors to evaluate its results because it excludes certain items that are not directly related to the Company’s core operating performance. EBITDA is calculated by adding back to net income interest expense, income tax expense, and depreciation and amortization. EBITDA should not be considered as substitutes either for net income, as an indicator of the Company’s operating performance, or for cash flow, as a measure of the Company’s liquidity. In addition, because EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

GP STRATEGIES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	June 30,	December 31,
	2014	2013
	(Unaudited)
Current assets:
Cash and cash equivalents	$6,026	$5,647
Accounts and other receivables	112,807	94,662
Costs and estimated earnings in excess of billings on uncompleted contracts	34,657	22,706
Prepaid expenses and other current assets	13,659	13,523
Total current assets	167,149	136,538
Property, plant and equipment, net	8,865	9,231
Goodwill and other intangibles, net	144,088	132,116
Other assets	1,727	2,271
Total assets	$321,829	$280,156

Current liabilities:
Short-term borrowings	$17,771	$407
Accounts payable and accrued expenses	60,975	55,339
Billings in excess of costs and estimated earnings on uncompleted contracts	23,315	22,062
Total current liabilities	102,061	77,808
Other noncurrent liabilities	12,080	9,321
Total liabilities	114,141	87,129
Total stockholders’ equity	207,688	193,027
Total liabilities and stockholders’ equity	$321,829	$280,156

© 2014 GP Strategies Corporation. All rights reserved. GP Strategies and the GP Strategies logo design are trademarks of GP Strategies Corporation.

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C O N T A C T S:

Scott N. Greenberg	Sharon Esposito-Mayer	Ann M. Blank
Chief Executive Officer	Chief Financial Officer	Investor Relations
443-367-9640	443-367-9636	443-367-9925